Exhibit 99

For Immediate Release

FOG CUTTER CAPITAL GROUP INC. REPORTS THIRD QUARTER 2003
OPERATING RESULTS

PORTLAND, Oregon — November 12, 2003 – Fog Cutter Capital Group Inc. (Nasdaq: FCCG) reports net income of $0.6 million or $0.06 per share for the quarter ended September 30, 2003.  Earnings before income taxes totaled $1.1 million or $0.13 per share for the quarter.  Net income for the nine months ended September 30, 2003 totaled $4.8 million, or $0.56 per share.  Pre-tax earnings for the nine month period totaled $7.1 million, or $0.82 per share.

Since December 31, 2002, the net book value of the Company has increased $0.17 per share to $5.39 per share at September 30, 2003.  The Company has declared and paid dividends of $0.13 per share during each of the first three quarters of 2003.

The Company conducts its operations in three business segments: (1) merchant banking, real estate and finance operations; (2) commercial real estate mortgage brokerage operations and, as the result of the acquisition of Fatburger Holdings, Inc., (3) restaurant operations.  The following summarizes the general activities in the Company’s areas of interest:

Merchant Banking

The Company’s merchant banking business addresses two primary markets. First, the Company helps businesses restructure their balance sheet and resolve their financial issues by providing them with debt or equity capital.  Secondly, the Company assists businesses that need liquidity or want to dispose of non-core assets.

In August 2003, the Company announced the completion of a $5.4 million investment and financing package for Fatburger Holdings, Inc. (“Fatburger”).  Fog Cutter’s investment and financing package for Fatburger includes the purchase of common stock and redeemable preferred stock.  Fatburger operates or franchises 51 hamburger restaurants located in California, Nevada, Arizona and Washington.  The company has plans to open additional restaurants, including expansion into Oregon, Louisiana, Colorado, Georgia, Ohio, New Jersey, Florida, New York and Michigan.   Known for their cook to order gourmet hamburgers, the 50’s-style restaurants also offer a variety of side orders and sandwiches.  Franchisees currently own and operate about half of Fatburger’s locations.  In 1952, Lovie Yancey opened the first Fatburger stand in Los Angeles when “fat” was used as slang for “good.”  There are more than 500 employees working at various Fatburger owned and franchise locations.

Effective August 15, 2003, the Company began reporting the operations of Fatburger on a consolidated basis and as a business segment.

Real Estate

The Company invests directly and indirectly in real estate, both in the United States and Europe.  In December 2000, Fog Cutter Capital Group organized and led a group of investors, including Merrill Lynch (Jersey) Holdings Limited (a subsidiary of Merrill Lynch & Co., Inc.), to purchase all of the outstanding capital stock of Bourne End. During the nine months ended September 30, 2003, the Company recorded $1.5 million as its share of the earnings of Bourne End.

At the time of the original acquisition, Bourne End had approximately GBP 169.6 million ($245.1 million) of assets and GBP 123.1 million ($177.9 million) of debt.  The real estate assets consisted of 1.7 million square feet in fifteen shopping centers. As of September 30, 2003, Bourne End had sold eleven properties since the acquisition by Fog Cutter and its partners and had entered into agreements to sell two additional shopping centers located in England and Scotland.  One of the pending property sales closed on October 15, 2003 at a sales price of GBP 23.5 million ($39.0 million).  The Company’s share of gain from this sale is expected to be approximately $3.5 million.  The completion of the sale of the other property is scheduled for the fourth quarter of 2003.

These sales have been consistent with the investor group’s strategy to reposition each of the centers, including new capital expenditures on existing space and new development on excess or adjoining land, with the goal of reselling many of the properties.  Bourne End currently owns three remaining town shopping centers located in England.  The remaining centers range in size from 74,000 square feet to 330,000 square feet.

In addition to the Bourne End investment in the U.K., the Company also controls 104 free-standing retail buildings located throughout the United States.  The stores cover approximately 470,000 square feet of retail space located in 25 states. The stores are free-standing, prime retail locations ranging from 4,500-7,000 square feet each.  Fifteen of the stores are owned directly by the Company and the remaining 89 locations are operated under leases which allow the Company to control these properties for 25 to 30 years.  The buildings are sub-let to a broad tenant mix including convenience stores, shoe stores, video rental outlets, auto parts dealers, carpet retailers and other small businesses. The Company’s strategy is to optimize the rents from sub-tenants and take advantage of repositioning opportunities on selected properties.

Mortgage-Backed Securities

At September 30, 2003, the Company owned mortgage-backed securities with an aggregate market value of $42.4 million, a substantial portion of which consisted of a high credit quality, AAA rated, FNMA certificate.  The Company buys and sells mortgage-backed securities through its wholly-owned subsidiary, Fog Cutter Capital Markets Inc.  The Company recognized gains on the sales of mortgaged-backed securities during the nine months ended September 30, 2003 of $10.7 million.

In October 2003, the trustee on two mortgage-backed securities owned by the Company exercised the option to call or prepay the bonds in full.  As a result, the Company received cash proceeds of $2.1 million and expects to recognize a gain on the prepayment of $1.8 million during the fourth quarter.  Of this amount, $1.4 million had been included in accumulated other comprehensive income in shareholders’ equity as of September 30, 2003.

Non-Performing Loan Acquisitions

The Company purchases non performing and charged-off commercial debt from lenders at a significant discount.  The Company then contacts the borrowers to negotiate payment arrangements.

Over the last eighteen months, the Company has acquired approximately $10.8 million in charged-off commercial debt at significantly discounted purchase prices.

Commercial Real Estate Financing

In May 2002, the Company acquired a controlling interest in George Elkins Mortgage Banking Company (“George Elkins”).  Headquartered in Los Angeles, with offices in Santa Barbara, San Diego, El Segundo, Las Vegas and Newport Beach, George Elkins provides brokerage services in the origination of commercial mortgages. George Elkins specializes in arranging commercial real estate loans for a variety of property types, such as apartments, hotels, small office, and retail centers, with loan amounts of between $1 million and $50 million.  George Elkins currently facilitates the placement of approximately $600 million in commercial mortgages annually.

Fog Cutter Capital Group Inc. focuses on investing, structuring and managing a wide range of financial assets, including the acquisition of debt or equity positions in companies requiring assistance in restructuring their operations; investments in real estate and mortgage-backed securities; provision of corporate mezzanine financing and other similar investments.  The Company invests where its expertise in intensive asset management, credit analysis and financial structuring can create value and provide an appropriate risk-adjusted rate of return. The Company maintains a flexible approach with respect to the nature of its investments, seeking to take advantage of opportunities as they arise or are developed.

The Company is headquartered in Portland, Oregon and maintains offices in New York, Los Angeles and London.

Forward Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in such statements.  All of the statements contained in this release, which are not identified as historical, should be considered forward-looking.  In connection with certain forward-looking statements contained in this release and those that may be made in the future by or on behalf of the company which are identified as forward-looking, the company notes that there are various factors that could cause actual results to differ materially from those set forth in any such forward-looking statements.  Such factors include but are not limited to, the real estate market, the availability of real estate assets at acceptable prices, the availability of financing, interest rates, and European markets.  Accordingly, there can be no assurance that the forward-looking statements contained in this release will be realized or that actual results will not be significantly higher or lower.

The forward-looking statements have not been audited by, examined by, or subjected to agreed-upon procedures by independent accountants, and no third party has independently verified or reviewed such statements.  Readers of this release should consider these facts in evaluating the information contained herein.  The inclusion of the forward-looking statements contained in this release should not be regarded as a representation by the company or any other person that the forward-looking statements contained in this release will be achieved.  In light of the foregoing, readers of this release are cautioned not to place undue reliance on the forward-looking statements contained herein.

The following financial information should be read in conjunction with the Company’s Form 10-Q, filed with the Securities and Exchange Commission.

FOG CUTTER CAPITAL GROUP INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands, except share data)

	September 30 2003	December 31 2002
	(Unaudited)
Assets
Cash and cash equivalents	$15,132	$14,505
Securities available for sale, pledged under repurchase agreements, at estimated fair value	41,659	56,524
Securities available for sale, at estimated fair value	747	2,794
Loans	4,031	2,245
Investments in real estate, net	22,231	21,498
Loans to senior executives	2,952	2,918
Investment in Bourne End	4,375	5,579
Restaurant property, plant and equipment, net	5,684	—
Intangible assets, net	5,704	—
Goodwill	7,420	—
Other assets	4,871	4,523
Total assets	$114,806	$110,586

Liabilities and Stockholders’ Equity
Liabilities:
Borrowings and notes payable	$38,224	$35,478
Obligations under capital leases	13,949	16,847
Dividend payable	76	1,253
Obligation to repurchase stock	—	4,201
Deferred income	3,030	—
Deferred income taxes	6,418	4,134
Accrued expenses and other liabilities	6,364	4,466
Total liabilities	68,061	66,379

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $.0001 par value; 25,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.0001 par value; 200,000,000 shares authorized; 11,716,600 shares issued as of September 30, 2003 and 11,518,600 shares issued as of December 31, 2002; 8,670,700 shares outstanding as of September 30, 2003 and 9,517,460 shares outstanding as of December 31, 2002	168,018	167,027
Common stock, subject to put options; none as of September 30, 2003; 1,044,760 common shares as of December 31, 2002	—	(3,131)
Accumulated deficit	(115,061)	(116,503)
Accumulated other comprehensive income	1,805	1,700
Treasury stock; 3,045,900 common shares as of September 30, 2003, and 2,001,140 common shares as of December 31, 2002, at cost	(8,017)	(4,886)
Total stockholders’ equity	46,745	44,207
Total liabilities and stockholders’ equity	$114,806	$110,586

FOG CUTTER CAPITAL GROUP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(dollars in thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Net interest income:
Loans	$588	$67	$1,012	$259
Securities	509	1,445	1,983	4,489
Other investments	36	156	127	295
Total interest income	1,133	1,668	3,122	5,043
Interest expense	160	578	578	1,686
Net interest income	973	1,090	2,544	3,357

Real estate operations:
Operating income	1,034	—	2,965	—
Operating expense	(498)	(9)	(1,564)	(39)
Gain on sale of real estate	—	—	279	—
Interest expense	(320)	(27)	(1,040)	(83)
Depreciation	(155)	(17)	(461)	(50)
Total real estate operations	61	(53)	179	(172)

Restaurant operations:
Operating revenue	2,472	—	2,472	—
Cost of goods sold	(1,515)	—	(1,515)	—
Franchise and advertising fees	152	—	152	—
General and administrative costs	(901)	—	(901)	—
Interest expense	(112)	—	(112)	—
Depreciation and amortization	(141)	—	(141)	—
Total restaurant operations	(45)	—	(45)	—

Other operating income:
Equity in (loss) earnings of equity investees	500	(352)	1,370	1,697
Gain on sale of loans and securities	1,289	3,526	10,672	13,827
Loan brokerage fees	1,244	793	3,497	1,299
Gain on foreign currency	491	6	728	20
Other revenue (loss)	234	(502)	590	(768)
Total other operating income	3,758	3,471	16,857	16,075

Operating expenses:
Compensation and employee benefits	2,283	1,514	8,101	3,254
Professional fees	444	476	1,539	1,421
Other	916	868	2,835	1,978
Total operating expenses	3,643	2,858	12,475	6,653

Net income before provision for income taxes	1,104	1,650	7,060	12,607
Provision for income taxes	550	—	2,260	800
Net income	$554	$1,650	$4,800	$11,807

	Three Months Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002
Basic net income per share	$0.06	$0.17	$0.56	$1.18

Basic weighted average shares outstanding	8,670,575	9,764,373	8,585,550	9,997,472

Diluted net income per share	$0.06	$0.17	$0.50	$1.17

Diluted weighted average shares outstanding	9,746,241	9,907,564	9,661,216	10,121,512

Dividends declared per share	$0.13	$0.13	$0.39	$0.39